GNC Holdings, Inc. Reports First Quarter 2019 Results

•	Domestic same store sales decreased 1.6%; International segment revenue, excluding China, increased 13%

•	Net loss of $15.3 million for the first quarter of 2019 including one-time impacts from recently announced transactions; adjusted net income of $19.0 million

•	First quarter of 2019 adjusted EBITDA increased 11% to $65.9 million

PITTSBURGH, April 25, 2019 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $564.8 million in the first quarter of 2019, compared with consolidated revenue of $607.5 million in the first quarter of 2018. The decrease in revenue was primarily a result of the transfer of the Nutra manufacturing and China e-commerce businesses to the newly formed joint ventures and the closure of company-owned stores from our store portfolio optimization strategy.

Key Updates

•	Integration of the recently announced joint ventures with Harbin Pharmaceutical Group ("Harbin") and International Vitamin Corporation ("IVC") currently on track with expectations

•
Retired legacy B-1 Term Loan on March 4th and reduced the extended B-2 Term Loan during the first quarter of 2019 by $114 million. In aggregate, retired over $350 million in debt since beginning of fourth quarter of 2018.

•	Ended first quarter with $211 million in liquidity

•	Recently launched CBD topical products in 23 states and the District of Columbia

•	GNC brand mix increased to 52% compared with 50% in the first quarter of 2018

For the first quarter of 2019, the Company reported a net loss of $15.3 million compared with net income of $6.2 million in the prior year quarter. Diluted loss per share was $0.23 in the current quarter compared with diluted earnings per share ("EPS") of $0.07 in the prior year quarter. In the first quarter of 2019, the Company recorded a $16.8 million loss on forward contracts related to the issuance of convertible preferred stock as a result of the Harbin investment and a $19.5 million loss on the exchange of net assets for the newly formed joint ventures. In the prior year quarter the Company recorded a $16.7 million loss on debt refinancing. Excluding these items and other expenses as outlined in the table below, adjusted net income was $19.0 million1 in the current quarter, compared with adjusted net income of $20.1 million1 in the prior year quarter. Adjusted EPS was $0.151 in the current quarter compared with $0.241 in the prior year quarter.

Adjusted EBITDA, as defined and reconciled to net (loss) income in the table below, was $65.9 million2, or 11.7% of revenue in the current quarter compared with $59.3 million2, or 9.8% of revenue in the prior year quarter.

"We are pleased with the EBITDA margin improvement we delivered in the first quarter of 2019." said Ken Martindale, GNC's Chairman and CEO. "During the past six months we have completed a number of important partnerships, including the strategic investment by Harbin and the joint ventures with Harbin and IVC, which further enable our team to focus on our core business. In addition, during that period, we have improved our balance sheet by retiring over $350 million in debt."

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1 This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net (Loss) Income and Diluted EPS to Adjusted Net Income and Adjusted EPS"
2 This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net (Loss) Income to Adjusted EBITDA"

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $23.2 million, or 4.5%, to $489.2 million for the three months ended March 31, 2019 compared with $512.4 million in the prior year quarter. E-commerce sales were 7.4% of U.S. and Canada revenue for the three months ended March 31, 2019 compared with 7.1% in the prior year quarter.

The decrease in revenue compared with the prior year quarter was primarily due to the closure of company-owned stores under our store portfolio optimization strategy, which contributed an approximate $14 million decrease in revenue, and negative same store sales of 1.6%, which resulted in a revenue decrease of $6.2 million. In domestic franchise locations, same store sales for the first quarter of 2019 increased 0.6% over the prior year quarter.

Operating income increased $8.6 million to $52.1 million, or 10.7% of segment revenue, for the three months ended March 31, 2019 compared with $43.5 million, or 8.5% of segment revenue, for the same period in 2018. The increase in operating income percentage was due to lower occupancy and marketing costs, partially offset by a decrease in product margin rate.

International

Revenues in the International segment increased $0.8 million, or 2.1%, to $40.9 million for the three months ended March 31, 2019 compared with $40.1 million in the prior year quarter, primarily due to an increase in sales to our international franchisees of $4.6 million partially offset by a decline in China sales of $3.4 million to $4.5 million mostly due to the transfer of the cross-border e-commerce China business to the newly formed joint venture effective February 13, 2019.

Operating income decreased $0.4 million to $14.1 million, or 34.3% of segment revenue, for the three months ended March 31, 2019 compared with $14.5 million, or 36.1% of segment revenue, for the same period in 2018. The decrease in operating income percentage was primarily due to a lower margin rate driven by a change in revenue mix.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $20.4 million, or 37.0%, to $34.7 million for the three months ended March 31, 2019 compared with $55.1 million in the prior year quarter primarily due to the transaction with IVC for the newly formed manufacturing joint venture effective March 1, 2019.

Operating income increased $0.3 million to $15.3 million, or 21.9% of segment revenue, for the three months ended March 31, 2019 compared with $15.0 million, or 12.5% of segment revenue, in the prior year quarter. The increase in operating income percentage was primarily due to a decrease in revenues as a result of the newly formed manufacturing joint venture. Although revenue decreased, the operating income reduction was minimal as GNC continues to recognize margin on product sold in March, but purchased prior to the formation of the joint venture. The remaining increase in operating income is the result of an increase in GNC brand sales.

Cash Flow and Liquidity Metrics

For the three months ended March 31, 2019, the Company generated net cash from operating activities of $68.7 million compared with $25.1 million for the three months ended March 31, 2018. The increase was driven by favorable working capital changes primarily due to an increase in accounts payable as a result of the Company's cash management efforts and an increase in accounts payable related to the establishment of the manufacturing joint venture.

For the three months ended March 31, 2019, the Company generated $154.3 million3 in free cash flow which includes $101 million proceeds from the Nutra manufacturing transaction, compared with $37.4 million for the three months ended March 31, 2018. The Company defines free cash flow as cash provided by operating activities (excluding fees relating to the debt refinancing) less cash used in investing activities. At March 31, 2019, the Company’s cash and cash equivalents were $137.1 million and debt was $888.4 million. No borrowings were outstanding on the Revolving Credit Facility at the end of the first quarter of 2019.

Conference Call

GNC has scheduled a live webcast to report its first quarter 2019 financial results on April 25, 2019 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial 1-866-575-6539 and international listeners may dial 1-323-994-2082.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through May 9, 2019.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - is a global health and wellness brand that helps people live well. The company is known and trusted for quality performance and nutritional supplements, and its broad assortment features innovative private-label products as well as national recognized third-party brands, many of which are exclusive to GNC.

GNC’s diversified, omni-channel business model has global reach and a well-recognized, trusted brand, and provides customers with excellent service, product knowledge and solutions. The company reaches consumers worldwide through company-owned retail locations, and domestic and international franchise activities, and e-commerce. GNC also has exceptional innovation and product development capabilities, manufactures products for third parties and generates revenue through corporate partnerships. As of March 31, 2019, GNC had approximately 8,200 locations, of which approximately 6,000 retail locations are in the United States (including approximately 2,100 Rite Aid licensed store-within-a-store locations) and the remainder are franchise locations in approximately 50 countries.

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3 This Non-GAAP financial measure is reconciled to GAAP below, under the caption "Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow"

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to competition; our ability execute on, or realize the expected benefit from the implementation of, our strategic initiatives; resources devoted to product innovation may not yield new products that achieve commercial success; difficulties with our vendors; failure to maintain and/or upgrade our information technology systems, including electronic payments systems; risks and costs associated with security breaches, data loss, credit card fraud and identity theft; risks associated with our international operations; impact of our current debt profile and obligations under our debt instruments; deployment of real estate strategy and significant lease obligation; successful development and maintenance of a relevant omni-channel experience for our customers; disruptions in our manufacturing system; unfavorable publicity or consumer perception of our products; any significant disruption to our distribution network, inventory management system, or to the timely receipt of inventory; issues with franchisees; material product liability claims, or product recalls; any increase in the price and shortage of supply of key raw materials; general economic conditions, including a prolonged weakness in the economy; compliance with new and existing laws and governmental regulations; failure to comply with FTC regulations; failure to protect our brand name and intellectual property; potential impact of issuance of Series A Convertible Preferred Stock including dividend and repurchase obligations; the terms and features of our current Notes may have a negative impact on our liquidity, dilution or reported financial results; issues related to joint ventures; failure to attract or retain key employees; not being insured for a significant portion of our claims exposure; our use of derivative instruments for hedging purposes; impact of potential future impairment charges; our holding company structure; historic volatility of our common stock price; and the impact of natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts and global political.

The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release, including adjusted net income, adjusted EPS, adjusted EBITDA, segment operating income, and segment operating income as a percentage of segment revenue, adjusted as reflected in this release, and free cash flow, because it believes they represent an effective supplemental means by which to measure the Company’s operating performance.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018
	(unaudited)
Revenue	$564,764	$607,533
Cost of sales, including warehousing, distribution and occupancy	361,673	400,659
Gross profit	203,091	206,874
Selling, general, and administrative	148,303	160,730
Loss on net asset exchange for the formation of the joint ventures	19,514	—
Other income, net	(208)	(245)
Operating income	35,482	46,389
Interest expense, net	32,956	21,773
Loss on debt refinancing	—	16,740
Loss on forward contracts for the issuance of convertible preferred stock	16,787	—
(Loss) income before income taxes	(14,261)	7,876
Income tax expense	1,956	1,686
(Loss) income before equity income from equity method investments	(16,217)	6,190
Equity income from equity method investments	955	—
Net (loss) income	$(15,262)	$6,190
(Loss) earnings per share:
Basic	$(0.23)	$0.07
Diluted	$(0.23)	$0.07
Weighted average common shares outstanding:
Basic	83,510	83,232
Diluted	83,510	83,368

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net (Loss) Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended March 31,
	2019		2018
	Net (Loss) Income	Diluted EPS [1]	Net Income	Diluted EPS
	(unaudited)
Reported	$(15,262)	$(0.23)	$6,190	$0.07
Loss on debt refinancing	—	—	16,740	0.20
Amortization of discount in connection with early debt payment	3,119	0.02	—	—
Loss on net asset exchange for the formation of the joint ventures	19,514	0.15	—	—
Loss on forward contracts related to the issuance of convertible preferred stock	16,787	0.13	—	—
Other [2]	713	0.01	808	0.01
Tax effect of items above	(5,837)	(0.05)	(3,654)	(0.04)
Adjusted	$19,034	$0.15	$20,084	$0.24

Weighted average diluted common shares outstanding	126,628		83,368

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)

	Three months ended March 31,
	2019	2018
	(unaudited)
Net (loss) income	$(15,262)	$6,190
Income tax expense	1,956	1,686
Interest expense, net	32,956	21,773
Equity income from equity method investments	(955)	—
Loss on debt refinancing	—	16,740
Depreciation and amortization	10,190	12,105
Loss on net asset exchange for the formation of the joint ventures	19,514	—
Loss on forward contract related to the issuance of convertible preferred stock	16,787	—
Other [2]	713	808
Adjusted EBITDA	$65,899	$59,302

1 The Company applies the if-converted method to calculate the dilution impact of the convertible senior notes and the convertible preferred stock. For the reported diluted EPS calculation for the three months ended March 31, 2019, the underlying shares of the convertible preferred stock and the convertible senior notes are anti-dilutive. For the adjusted diluted EPS calculation for the three months ended March 31, 2019, the underlying shares of the convertible preferred stock are dilutive and the convertible senior notes are anti-dilutive. Additionally, the reported diluted EPS calculation for the first quarter of 2019 includes the cumulative undeclared dividends of approximately $3.7 million within reported net income. As a result, amounts in the 2019 Diluted EPS column do not sum.

2 2019 includes $0.7 million retention and an immaterial refranchising gain. 2018 included $0.8 million retention. The retention expense recognized in 2019 and 2018 relates to an incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, of which $1 million was forfeited, which vests in four installments of 25% each over two years. Vesting dates are on November 2018, February 2019, August 2019 and February 2020.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	Three months ended March 31,
	2019	2018
Contribution to same store sales:
Domestic retail same store sales	(1.9)%	(1.2)%
GNC.com contribution to same store sales	0.3%	1.7%
Total same store sales	(1.6)%	0.5%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2019	2018
	(unaudited)
Current assets:
Cash and cash equivalents	$137,117	$67,224
Receivables, net	119,352	127,317
Inventory	410,951	465,572
Forward contracts for the issuance of convertible preferred stock	—	88,942
Prepaid and other current assets	17,528	55,109
Total current assets	684,948	804,164
Long-term assets:
Goodwill	79,111	140,764
Brand name	300,720	300,720
Other intangible assets, net	75,463	92,727
Property, plant and equipment, net	95,574	155,095
Right-of-use assets	401,456	—
Equity method investments	97,803	—
Other long-term assets	35,062	34,380
Total long-term assets	1,085,189	723,686
Total assets	$1,770,137	$1,527,850
Current liabilities:
Accounts payable	$174,682	$148,782
Current portion of long-term debt	—	158,756
Current portion of lease liabilities	117,093	—
Deferred revenue and other current liabilities	107,770	120,169
Total current liabilities	399,545	427,707
Long-term liabilities:
Long-term debt	888,353	993,566
Deferred income taxes	15,304	39,834
Lease liabilities	401,617	—
Other long-term liabilities	43,007	82,249
Total long-term liabilities	1,348,281	1,115,649
Total liabilities	1,747,826	1,543,356

Mezzanine equity:
Convertible preferred stock	211,395	98,804

Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,009,041	1,007,827
Retained earnings	538,439	613,637
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(11,345)	(10,555)
Total stockholders’ deficit	(189,084)	(114,310)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,770,137	$1,527,850

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2019	2018
	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(15,262)	$6,190
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	10,190	12,105
Equity income from equity investments	(955)	—
Amortization of debt costs	7,988	3,609
Stock-based compensation	1,334	1,512
Loss on forward contracts related to the issuance of convertible preferred stock	16,787	—
Loss on net asset exchange for the formation of the joint ventures	19,514	—
Gains on refranchising	(21)	—
Loss on debt refinancing	—	16,740
Third-party fees associated with refinancing	—	(15,753)
Changes in assets and liabilities[1]:
(Increase) decrease in receivables	(12,567)	11,840
Increase in inventory	(6,886)	(22,766)
Increase in prepaid and other current assets	(3,658)	(9,473)
Increase in accounts payable	57,722	21,791
Increase in deferred revenue and accrued liabilities	(627)	388
Other operating activities	(4,848)	(1,111)
Net cash provided by operating activities	68,711	25,072

Cash flows from investing activities:
Capital expenditures	(3,017)	(3,732)
Refranchising proceeds	710	465
Store acquisition costs	(43)	(116)
Proceeds from net asset exchange	101,000	—
Capital contribution to the newly formed joint ventures	(13,079)	—
Net cash provided by (used in) investing activities	85,571	(3,383)

Cash flows from financing activities:
Borrowings under revolving credit facility	22,000	50,000
Payments on revolving credit facility	(22,000)	(32,500)
Proceeds from the issuance of convertible preferred stock	199,950	—
Payments on Tranche B-1 Term Loan	(147,312)	(1,138)
Payments on Tranche B-2 Term Loan	(114,000)	(10,700)
Original Issuance Discount and revolving credit facility fees	(10,365)	(35,216)
Fees associated with the issuance of convertible preferred stock	(12,564)	(2,183)
Minimum tax withholding requirements	(120)	(223)
Net cash used in financing activities	(84,411)	(31,960)

Effect of exchange rate changes on cash and cash equivalents	22	141
Net increase (decrease) in cash and cash equivalents	69,893	(10,130)
Beginning balance, cash and cash equivalents	67,224	64,001
Ending balance, cash and cash equivalents	$137,117	$53,871
1 Change in working capital amounts related to the contribution of net assets to the manufacturing and the China joint ventures are included in the loss on net asset exchange for the formation of joint ventures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Three months ended March 31,
	2019	2018
	(unaudited)

Net cash provided by operating activities	$68,711	$25,072
Capital expenditures	(3,017)	(3,732)
Refranchising proceeds	710	465
Store acquisition costs	(43)	(116)
Proceeds from net asset exchange	101,000	—
Capital contribution to equity method investments	(13,079)	—
Third-party fees associated with refinancing	—	15,753
Free cash flow	$154,282	$37,442

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended March 31,
	2019	2018
	(unaudited)
Revenue:
U.S. and Canada	$489,157	$512,414
International	40,923	40,065
Manufacturing / Wholesale:
Intersegment revenues	35,505	64,663
Third-party	34,684	55,054
Subtotal Manufacturing / Wholesale	70,189	119,717
Total reportable segment revenues	600,269	672,196
Elimination of intersegment revenues	(35,505)	(64,663)
Total revenue	$564,764	$607,533
Operating income:
U.S. and Canada	$52,100	$43,490
International	14,050	14,464
Manufacturing / Wholesale	15,344	14,964
Total reportable segment operating income	81,494	72,918
Corporate costs	(26,261)	(26,479)
Loss on net asset exchange for the formation of the joint ventures	(19,514)	—
Other	(237)	(50)
Unallocated corporate costs, loss on net asset exchange and other	(46,012)	(26,529)
Total operating income	$35,482	$46,389

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Three months ended March 31,
	2019	2018
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,206	3,423
Store openings	5	5
Acquired franchise stores(b)	6	6
Franchise conversions(c)	(1)	—
Store closings	(87)	(49)
End of period balance	3,129	3,385
Domestic Franchise:
Beginning of period balance	1,037	1,099
Store openings	3	5
Acquired franchise stores(b)	(6)	(6)
Franchise conversions(c)	1	—
Store closings	(17)	(15)
End of period balance	1,018	1,083
International(d):
Beginning of period balance	1,957	2,015
Store openings	24	16
Store closings	(24)	(22)
China stores contributed to the China joint venture	(5)	—
End of period balance	1,952	2,009
Store-within-a-store (Rite Aid):
Beginning of period balance	2,183	2,418
Store openings	11	16
Store closings	(85)	(6)
End of period balance	2,109	2,428
Total Stores	8,208	8,905
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland. Prior year also includes company-owned stores located in China.

Contacts:
Investors:    Matt Milanovich, VP- Investor Relations & Treasury, (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com